Exhibit 10.23

June 14, 2010

Kris Kumar

Re:	Employment Terms

Dear Kris:

We, Digital Investment Management Pte Ltd (the “Company”), are pleased to offer you the position of Vice President, Regional Head of Asia Pacific – Corporate Development (“Vice President”), on the following terms, effective as of May 17, 2010 or such other date as may be agreed between you and the Company (the “Effective Date”):

1.	POSITION, DUTIES AND RESPONSIBILITIES.

1.1	As of the Effective Date, the Company will employ you, and you agree to be employed by the Company, as Vice President of the Company. In the capacity of Vice President, you will have such duties and responsibilities as are normally associated with such positions, and any additional duties and responsibilities assigned by your supervisor. You will report to the Sr. Vice President, Corporate Development of our ultimate holding company, Digital Realty Trust, Inc. (the “REIT”) and DLR, LLC (the REIT and its subsidiaries shall be referred to as the “Group”), as applicable.

1.2	You will work full-time and be based in Singapore at the Company’s office. You will be required to travel within Asia and may be required to travel to the United Stated and Europe in order to fulfill your duties at such times and to such places as the Group or the Company may require. The Company’s regular business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday, and you are expected to work a minimum of 40 hours per week.

1.3	The Company reserves the right to change your job duties, title and responsibility and reporting level, benefits, the location of your job, as well as the Company’s personnel policies and procedures, with advance notice to you, at any time in the sole discretion of the Company.

2.       BASE COMPENSATION. Your starting base salary will be US$4,807.69 a week, which is US$250,000 annually (“Base Salary”), and is subject to applicable withholding, and other authorized deductions, payable in accordance with applicable laws, rules and regulatory and the Company’s normal payroll practices (“Applicable Deductions”) and prorated for any partial month of employment. For the avoidance of doubt, there shall be no additional compensation for any appointment as a director of the Company or any member of the Group.

560 Mission Street, Suite 2900

San Francisco, CA 94105

TEL (415) 738-6500

FAX (415) 738-6519

www.digitalrealtytrust.com

3.       ANNUAL BONUS. You will be eligible to receive an annual discretionary bonus up to 50% of your Base Salary, less all Applicable Deductions. The amount of the bonus, if any, will be determined by the Company, in its sole discretion, based upon your individual performance and the Group’s performance during the calendar year. The bonus payout date will occur within the first quarter following the end of the calendar year. You must be employed on the payout date to be eligible to receive the bonus. In particular and without limitation, you will not be entitled to any bonus payment in the event you resign prior to the payout date or your employment is terminated due to a breach of Company or Group policy, a breach of this Agreement (as defined in Clause 14 below), other misconduct, or poor performance.

4.       RESTRICTED STOCK AWARD. Subject to the compliance with all applicable securities laws and the approval by the Board of the REIT (“Board”), the REIT agrees to grant to you in your capacity as an employee of the Company, being a subsidiary of the REIT, a Restricted Stock grant (“Grant”) equivalent to approximately US$200,000 on the day of issuance. The terms and conditions of the Grant shall be set forth in a Restricted Stock Agreement which will be provided to you for signature and as evidence of such Grant as soon as administratively possible following the Board approval. The number of shares to be issued will be determined using the NYSE closing stock price of Digital Realty Trust common stock on the first date of the Open Trading Window following receipt of Board approval or such other day as the Board may determine. Subject to your continued employment with the Company, the Grant shall vest 25% on the first anniversary of the award and each subsequent anniversary thereafter and become exercisable in accordance with the terms of the Restricted Stock Agreement, subject to approval by the Board.

5.       SIGN ON BONUS. Effective as of the Effective Date, you will be eligible to receive a one-time discretionary payment in the gross amount of US$100,000 (the “Sign-On Bonus”) subject to any Applicable Deductions. This will be paid to you as quickly as administratively possible following the Effective Date. Should you voluntarily leave our employ, you will be required to repay the Company part of the Sign-On Bonus as follows – 75% thereof if you leave within 6 months, 50% thereof if within 12 months and 25% thereof if within 18 months.

6.       BENEFITS AND VACATION. During your employment with the Company, you will be eligible to participate in any benefit plans that may now or in the future be maintained or sponsored by the Company, subject to the terms and conditions thereof. During such employment, you will also be eligible to annual leave of 20 days for each calendar year, pro-rated for partial years of service. Annual leave not taken in any calendar year may not be carried forward to the subsequent year. Please note that all benefits shall be subject to review, amendments and/or termination by the Company from time to time, with prior notification to you, but without the requirement of your agreement.

7.       OTHER BENEFITS. So long as you are required to be based outside Australia, the Company will provide to you an apartment as your residence, subject to a maximum rental of S$5,000 per month.

8.	TERMINATION.

8.1	Either you or the Company may terminate your employment with the Company at any time by giving 2 months’ written notice (or payment of the pro-rated Base Salary in lieu of notice).

8.2	Notwithstanding Clause 8.1 above, the Company may forthwith terminate your employment by service of notice in writing if you shall at any time:

(a)	be disqualified to act as a director or an executive officer of the Company under Singapore laws or regulations or the policies of the Company;

(b)	be guilty of any dishonesty, misconduct or neglect of duty or shall commit any continued or repeat material breach of the terms of this Agreement or the Company’s policies after written warning (other than a breach which is capable of remedy and has been remedied by you to the satisfaction of the Company within 30 days upon your being called upon to do so in writing by the board of directors of the Company);

(c)	become bankrupt or make any arrangement or composition with your creditors or suffers a receiving order being made against you; or

(d)	convicted of any criminal offence which will affect your good standing and ability to hold the position as the Vice President or Head of Asia of the Group or a director of the Company (other than an offence under the road traffic legislation in Singapore for which you are not sentenced to any term of imprisonment).

8.3	Upon termination of this Agreement in accordance with this Agreement:

(a)	you shall resign from all positions and offices held in the Group (including without limitation as a director of the Company) and execute an acknowledgement under seal to the effect that you (i) have no claim against, and (ii) undertake to fullly release the Company or any member of the Group or their respective directors and officers for compensation for loss of office or otherwise upon the receipt of all outstanding compensation, Base Salary and bonus, if any, due to you pursuant to the terms of this Agreement;

(b)	you shall deliver to the Company in proper order and condition all books, documents, papers, materials, computer files, laptops, and any other property or assets relating to the business or affairs of the Company and the Group which may then be in your possession or under your control; and

(c)	you shall not at any time thereafter represent yourself as being in any way connected with the Group or the business of the Group.

8.4	Notwithstanding Clause 8.3, the Company may, at any time after either party has given notice to terminate this Agreement in accordance with the terms of this Agreement and during the relevant notice period, direct that:

(a)	you perform no work or duties;

(b)	you refrain from contacting any customers, clients, suppliers, agents, professional advisers, consultants or employees of the Company or the Group;

(c)	you do not enter all or any premises of the Company or the Group;

(d)	save for all compensation, salary and bonus payable to you pursuant to the terms of this Agreement, you must immediately resign without compensation for loss of office as a director of the Company and any other entities in the Group of which you are a director; and/or

(e)	you return to the Company all documents and other materials (including copies thereof) belonging or entrusted to the Company or any Company in the Group.

8.5	If your employment shall be determined by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction, and provided that the accrued Base Salary and bonus are paid to you upon such determination, you shall have no claim against the Company or any member of the Group or their respective directors and officers in respect of the determination of your employment by the Company hereunder provided that you are offered employment with any concern or undertaking or surviving entity resulting from such amalgamation or reconstruction on terms not less favourable than the terms of this Agreement, and there shall be no break in the continuity of your employment.

9.       EMPLOYEE OBLIGATIONS. As a Company employee, you must abide by the Company’s and the Group’s policies, rules and procedures, including (without limitation) those set forth in the Company’s and the Group’s HR Policies, Code of Conduct and Business Ethics, Statement of Policies and Procedures Governing Material Non-Public Information and the Prevention of Insider Trading and as otherwise promulgated by the Company or the Group from time to time. As a condition of employment, you will be required to acknowledge in writing that you have read the Company’s and the Group’s HR Policies, and to review, sign and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement, a copy of which is enclosed with this letter.

In your work for the Company, you may not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any confidential or proprietary documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, you represent that you have no contract or agreement with any former employer or other third party that would restrict you from performing your job duties for the Company.

10.     BACKGROUND AND REFERENCE CHECKS. Notwithstanding the foregoing, this offer of employment is contingent upon the satisfactory completion by the Company (or its agent) of any and all background and reference checks or other screening procedures which the Company determines to be necessary or desirable.

11.     PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment is shared among the Company and/or any member of the Group, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter may be allocated to the Company and, as applicable, any member of the Group in accordance with an employee sharing or expense allocation agreement entered into by such parties.

12.     WITHHOLDING. The Company may withhold from any amounts payable under this letter such taxes or deductions as shall be required to be withheld pursuant to any applicable law or regulation.

13.     CONFLICT OF INTEREST. You hereby agree and acknowledge that for so long as you are a director of the Company, you shall, by reason of conflict of interest abstain from participating in the deliberation, decision-making and approval in your capacity as a director in relation to any matter concerning your employment with the Company.

14.     ENTIRE AGREEMENT. This letter, together with the Proprietary Information and Inventions Agreement and other documents referenced herein (collectively, “this Agreement”) constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Group or any entity, or representative thereof. Changes to your employment terms described in this Agreement, other than those changes reserved to the Company’s discretion, require a written modification signed by you and the Company (by a director other than you). In the event that there shall be any inconsistency between the terms of this letter (together with the Proprietary Information and Inventions Assignment Agreement) and any other documents referred herein, the terms in this letter (together with the Proprietary Information and Inventions Assignment Agreement) shall prevail.

15.	NOTICES

15.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing; and

(b)	delivered personally or sent by fax or e-mail (attaching a signed scanned copy of the relevant Notice) to the party due to receive the Notice to the address set out in Clause 15.3 or to an alternative address, fax number or e-mail address specified by that party by not less than 5 (five) business days written notice to the other party received before the Notice was despatched.

15.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)	delivered personally, when left at the address referred to in Clause 15.3;

(b)	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

(c)	sent by e-mail, when received.

15.3	The address referred to in Clause 15.1 is:

Party	:	The Company
Address	:	560 Mission St.
E-mail address	:	jmills@digitalrealtytrust.com
Marked for the attention of : Josh Mill

With a copy to	:	Digital Realty Trust, Inc.
Address	:	560 Mission St.
E-mail address	:	ejacobs@digitalrealtytrust.com
Marked for the attention of : Ellen Jacobs

Party	:	Kris Kumar
E-mail address	:	kkumar@digitalrealtytrust.com

15.4	A Notice received or deemed to be received in accordance with Clause 15.2 above on a day which is not a business day or after 5 p.m. on any business day according to local time in the place of receipt, shall be deemed to be received on the next following business day.

16.     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CHAPTER 53B). The Contracts (Rights of Third Parties) Act, Chapter 53B shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement.

17.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

18.	ARBITRATION.

18.1	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

18.2	The parties agree that the costs of the arbitration (as defined in the SIAC Rules) shall be shared equally between the parties. For the avoidance of doubt, the term “costs of the arbitration” shall not include the legal costs of the parties.

19.     ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel and tax advisor of your own choice concerning your employment under this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect and tax implications, and have entered into it freely based on your own judgment.

Please confirm your agreement to the terms of this Agreement by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature, as well as the Proprietary Information and Inventions Assignment Agreement, employment application and release forms. Please return all paperwork to Cristin Warner, Human Resources, at 560 Mission Street, Suite 2900, San Francisco, CA 94105. Please retain one fully executed original for your files. We look forward to having you with us. If you have any questions, feel free to contact Rita da Luz, Human Resources of the REIT, at 415.874.2821.

Sincerely, Digital Investment Management Pte. Ltd. (Registration No. 201010335W)

By:	/s/ Josh Mills

Name:	Josh Mills
Title:	Director

Accepted and Agreed,

By	:	/s/ Kris Kumar

Name	:	Kris Kumar

Date	:	17th June 2010